EXHIBIT 99.1

SMTC Announces Second Quarter Results

Reports Net Loss, Positive Cash Flow from Operations and Reduction in Debt

TORONTO — August 11, 2003 — SMTC Corporation (Nasdaq: SMTX, TSE: SMX), a global provider of electronics manufacturing services to the technology industry, today reported second quarter revenue of $74.5 million, compared to $161.6 million for the same quarter last year and a net loss on a Generally Accepted Accounting Principles (GAAP) basis of $39.9 million, or $1.39 per share compared to a net loss of $1.8 million, or $0.06 per share for the same quarter last year. The 2003 net loss includes an additional valuation allowance of $34.2 million related to deferred tax assets, which has the effect of reducing the recorded value to zero. The Company also recorded net restructuring and other charges of $2.9 million. There were no restructuring and other one-time charges recorded during the second quarter of 2002.

The Company calculates adjusted net earnings (loss) as net earnings (loss) before discontinued operations, the effects of changes in accounting policies, restructuring and other one-time charges and the related income tax effect. Adjusted net loss(1) for the second quarter of 2003 of $2.8 million, or $0.10 per share, compares to an adjusted net loss(1) of $1.8 million, or $0.06 per share, for the same period last year.

The Company reported positive cash flow from operations of $9.9 million and a reduction in bank debt of $13.7 million from the end of the first quarter of 2003. The net cash cycle was 31 days, compared to 44 days for the second quarter of 2002.

Gross profit on a GAAP basis for the second quarter of 2003 was $4.9 million, or 6.6% of revenue, compared to $7.0 million, or 4.3% of revenue, for the same period in the prior year. The improvement in the gross margin percentage reflects the focus on higher margin sectors coupled with improved manufacturing efficiencies as we realize

(1) See supplemental disclosures reconciling adjusted net earnings (loss) to net earnings (loss) in accordance with GAAP.

the benefits arising from our restructuring initiatives. The decline in the gross profit is primarily a result of lower sales, offset by the positive effect of changes in customer mix.

Operating loss on a GAAP basis for the second quarter of 2003 was $4.1 million compared to an operating income on a GAAP basis of $0.2 million for the same period in the prior year. The decrease is due to lower sales and to the restructuring and other one-time charges recorded during the period.

The Company recorded restructuring and other one-time charges of $2.9 million during the second quarter of 2003. Currently the Company is in discussions to sell its Appleton manufacturing operations while retaining its design and engineering capabilities at this site. Accordingly a restructuring charge of $3.2 million was recorded reflecting the write-down of the Appleton assets to the estimated realizable value. The balance of the restructuring and other charges relate to severance and other charges of $0.9 million, offset by adjustments to previously recorded estimates of $1.0 million arising from the settlement of certain obligations for less than the original estimated amounts, and a gain of $0.2 million on the disposal of assets previously written down.

Frank Burke, Chief Financial Officer of SMTC commented, “During the past two years the Company has focused its attention on lowering indebtedness and improving liquidity and profitability. The Company has taken extensive actions during this time including the disposal of non-performing assets, the reduction of the number of operating sites, the improvement in manufacturing efficiencies and the focus on higher margin business. While the Company has confidence in its continuing prospects, given the weakness and uncertainty in the current economic environment, we believed it was prudent to fully provide for the deferred tax asset. These initiatives are appropriate given the conditions in the industry and the Company’s many actions to position itself for the future.”

(1) See supplemental disclosures reconciling adjusted net earnings (loss) to net earnings (loss) in accordance with GAAP.

SMTC’s President and C.E.O., Paul Walker added, “Over the past two years we have focused on improving profitability through the pursuit of higher margin business and cost reduction initiatives. We continue to diversify our sales base to reduce our reliance on the communications sector, with our industrial sector accounting for 45% of our revenue for the period. Our strategy is to shift production to our cost effective Mexican and Canadian facilities resulting in the closure of our Austin and Charlotte sites and the pending sale of the Appleton manufacturing operations.”

The Company also announced today the resignation of Mr. Frank Burke, Chief Financial Officer. Mr. Burke will remain with the Company through a transitional period, which allows for a successor to be named.

Paul Walker, CEO, commented, “Frank has been with us during a period of pronounced change. During the period, we have significantly improved our cost structure and reduced our debt by over 50%. We are thankful for Frank’s contribution in this regard and wish him the best in the future.”

Frank Burke, Chief Financial Officer, added, “I joined the firm in October 2001 to assist in the Company’s restructuring initiatives. The past two years have been a period of substantial turmoil in the EMS industry. In this time period, I believe we have made the necessary changes at SMTC to create a foundation upon which to prosper in the future. I believe that I have completed the tasks that I had set out and that this is an appropriate time for me to make this change.”

About the Company: SMTC Corporation is a global provider of advanced electronic manufacturing services to the technology industry. The Company’s electronics manufacturing and technology centers are located in Appleton, Wisconsin, Boston, Massachusetts, San Jose, California, Toronto, Canada, and Chihuahua, Mexico. SMTC offers technology companies and electronics OEMs a full range of value-added services including product design, procurement,

(1) See supplemental disclosures reconciling adjusted net earnings (loss) to net earnings (loss) in accordance with GAAP.

prototyping, printed circuit assembly, advanced cable and harness interconnect, high precision enclosures, system integration and test, comprehensive supply chain management, packaging, global distribution and after-sales support. SMTC supports the needs of a growing, diversified OEM customer base primarily within the networking, communications and computing markets. SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX and on The Toronto Stock Exchange under the symbol SMX. Visit SMTC’s web site, www.smtc.com, for more information about the Company.

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as “believes”, “expect”, “may”, “should”, “would”, “will”, “intends”, “plans”, “estimates”, “anticipates” and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC Corporation. For these statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward-looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers’ products and changes in customers’ product sources, competition in the EMS industry, component shortages, and others discussed in the Company’s most recent filings with securities regulators in the United States and Canada. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

For additional information, please contact:

Frank Burke

Chief Financial Officer

(905) 479-1810

frank.burke@smtc.com

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Company Financials To Follow

(1) See supplemental disclosures reconciling adjusted net earnings (loss) to net earnings (loss) in accordance with GAAP.

SMTC CORPORATION

Consolidated Unaudited Statements of Earnings (Loss)

(US dollars, in thousands, except share and per share data)

	Three months ended		Six months ended
	June 29,	June 30,	June 29,	June 30,
	2003	2002	2003	2002
Revenue	$74,512	$161,589	$160,512	$300,498

Cost of sales	69,598	154,584	147,478	286,745

Gross profit	4,914	7,005	13,034	13,753

Selling, general and administrative expenses	5,206	6,218	10,534	13,308
Amortization	972	601	1,944	1,056
Restructuring and other charges	2,873	—	3,112	—

Operating earnings (loss)	(4,137)	186	(2,556)	(611)

Interest	1,328	2,389	2,843	4,704

Loss before income taxes, discontinued operations and the cumulative effect of a change in a accounting policy	(5,465)	(2,203)	(5,399)	(5,315)

Income tax expense (recovery)	34,390	(390)	34,424	(1,030)

Loss from continuing operations	(39,855)	(1,813)	(39,823)	(4,285)

Loss from discontinued operations	—	—	—	(10,197)

Cumulative effect of a change in accounting policy	—	—	—	(55,560)

Net loss	$(39,855)	$(1,813)	$(39,823)	$(70,042)

Net loss per share:
Basic from continuing operations	$(1.39)	$(0.06)	$(1.39)	$(0.15)
Loss form discontinued operations	$—	$—	$—	$(0.36)
Loss from the cumulative effect of a change in accounting policy	$—	$—	$—	$(1.93)

Basic	$(1.39)	$(0.06)	$(1.39)	$(2.44)
Diluted	$(1.39)	$(0.06)	$(1.39)	$(2.44)

Weighted average number of shares outstanding:
Basic	28,689,779	28,689,779	28,689,779	28,689,779
Diluted	28,689,779	28,689,779	28,689,779	28,689,779

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SMTC CORPORATION

Consolidated Unaudited Statements of Earnings (Loss)

(US dollars, in thousands, except share and per share data)

	Three months ended		Six months ended
	June 29,	June 30,	June 29,	June 30,
	2003	2002	2003	2002
Supplemental disclosures:

Net loss	$(39,855)	$(1,813)	$(39,823)	$(70,042)
Adjustments:
Discontinued operations	—	—	—	10,197
Writedown of goodwill	—	—	—	55,560
Restructuring and other charges	2,873	—	3,112	—
Income taxes	34,221	—	34,119	—

Adjusted net loss	$(2,761)	$(1,813)	$(2,592)	$(4,285)

Adjusted net loss per share:
Basic	$(0.10)	$(0.06)	$(0.09)	$(0.15)
Diluted	$(0.10)	$(0.06)	$(0.09)	$(0.15)

Weighted average number of shares outstanding:
Basic	28,689,779	28,689,779	28,689,779	28,689,779
Diluted	28,689,779	28,689,779	28,689,779	28,689,779

The Company has provided information on adjusted net earnings to supplement its GAAP financial information. Adjusted net earnings (loss) do not have any standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other issuers. The Company believes that adjusted net earnings (loss) is a meaningful measure of operating performance due to the history of acquisitions and recent restructurings. Adjusted net earnings (loss) exclude the effects of discontinued operations, restructuring and other charges (most significantly the write-down of goodwill, the cost associated with closing facilities, inventory and accounts receivable exposures and severance costs) and income tax adjustments. Adjusted net earnings (loss) are not a measure of operating performance or profitability under U.S. GAAP or Canadian GAAP and should not be considered in isolation or as a substitute for net earnings prepared in accordance with U.S. GAAP or Canadian GAAP.

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SMTC CORPORATION

Consolidated Balance Sheets

(US dollars, in thousands)

	June 29,	December 31,
	2003	2002
Cash and cash equivalents	$317	$370
Accounts receivable	44,548	57,398
Inventories	30,737	38,362
Prepaid expenses	1,660	2,611
Income taxes recoverable	251	841

	77,513	99,582

Capital assets	35,809	43,677
Other assets	6,858	13,378
Deferred income taxes	—	34,325

	$120,180	$190,962

Accounts payable	$48,822	$56,165
Accrued liabilities	25,722	33,814
Current portion of long-term debt	20,000	17,500
Current portion of capital lease obligations	273	257

	94,817	107,736

Long-term debt	47,160	65,089
Capital lease obligations	65	176

Shareholders’ equity (deficit)	(21,862)	17,961

	$120,180	$190,962

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